EXHIBIT 99.1

N e w s R e l e a s e Chesapeake Energy Corporation P. O. Box 18496 Oklahoma City, OK 73154

FOR IMMEDIATE RELEASE

JUNE 5, 2006

CONTACTS:

JEFFREY L. MOBLEY, CFA SENIOR VICE PRESIDENT - INVESTOR RELATIONS AND RESEARCH (405) 767-4763	MARC ROWLAND EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER (405) 879-9232

CHESAPEAKE ENERGY CORPORATION ANNOUNCES

EXTENSION OF SENIOR NOTES EXCHANGE OFFER

OKLAHOMA CITY, OKLAHOMA, JUNE 5, 2006 – Chesapeake Energy Corporation (NYSE:CHK) today announced that it has extended to 5:00 p.m., Eastern Time, on June 9, 2006, its offer to exchange its 6.875% Senior Notes due 2020 that have been registered under the Securities Act of 1933 for any and all of its outstanding 6.875% Senior Notes due 2020 that were issued on November 8, 2005 in a private offering. The exchange offer had been scheduled to expire at 5:00 p.m., Eastern Time, on June 2, 2006. As of 5:00 p.m., Eastern Time, on June 2, 2006, approximately $499 million in aggregate principal amount of notes (out of $500.0 million aggregate principal amount outstanding) had been tendered in the exchange offer.

This press release shall not constitute an offer to purchase or exchange nor the solicitation of an offer to exchange any securities. The exchange offer is being made solely by a prospectus dated May 4, 2006 of Chesapeake Energy Corporation, including any supplements thereto, and is subject to certain conditions specified therein.

For additional information about the exchange offer, including requests for assistance or copies of the prospectus referred to above, contact the Exchange Agent, The Bank of New York Trust Company N.A., Corporate Trust Department, Reorganization Unit, 101 Barclay Street—7 East, New York, New York, 10286, Attention: David Mauer (Facsimile: 212-298-1915; Telephone: 212-815-3687).

Holders of notes who do not tender before 5:00 p.m., Eastern Time, on June 9, 2006, will continue to hold unregistered securities and will have no right to compel the registration of their notes under the Securities Act of 1933.

Chesapeake Energy Corporation is the second largest independent producer of natural gas in the U.S. Headquartered in Oklahoma City, the company's operations are focused on exploratory and developmental drilling and corporate and property acquisitions in the Mid-Continent, Permian Basin, South Texas, Texas Gulf Coast, Barnett Shale, Ark-La-Tex and Appalachian Basin regions of the United States. The company’s Internet address is www.chkenergy.com.